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                             PAULA INSURANCE COMPANY
              WORKERS COMPENSATION FIRST AND SECOND EXCESS OF LOSS
                              REINSURANCE AGREEMENT

                              FINAL PLACEMENT SLIP


COMPANY:           PAULA Insurance Company
                   a California corporation and/or any Company hereafter affiliated with PAULA Insurance
                   Company.

EFFECTIVE:         Losses occurring during the period beginning
                   12:01 a.m., Pacific Standard Time, October 1,
                   1998, and ending 12:01 a.m., Pacific Standard
                   Time, October 1, 2000, under policies in force at 12:01 a.m., Pacific Standard Time, October 1,
                   1998, and written and renewed with effective dates during the term of this Agreement.

                   If, at any time, the Reinsurer ceases
                   underwriting operations or loses the whole or part of its paid up capital, becomes insolvent, or is placed in conservation, rehabilitation, or liquidation, has a receiver appointed, or is acquired, controlled by, merged with, or reinsures its entire business with any other company or corporation, the Company will have the right to cancel this Agreement by giving 15 days notice by certified or registered mail.

BUSINESS
COVERED: All business classified by the Company as Workers Compensation and Employers Liability.

EXCLUSIONS:        Per attached.

TERRITORY:         Worldwide.

RETENTION          FIRST EXCESS
AND LIMIT:
                   $40,000 ultimate net loss each and every occurrence, excess of $10,000 ultimate net loss each and every occurrence, regardless of the number of policies involved.


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                   SECOND EXCESS

                   $200,000 ultimate net loss each and every occurrence, excess of $50,000 ultimate net loss each and every occurrence, regardless of the number of policies involved.

                   "Occurrence" (except for losses arising from Occupational Disease or Cumulative Trauma as defined below) will mean any one accident, disaster, casualty, or loss or series of accidents, disasters, casualties, or losses arising out of or caused by one event.

                   With respect to Occupational Disease or
                   Cumulative Trauma, all losses arising from each employee will be deemed a separate "occurrence". The date of loss for each occurrence will be the date when the compensable disability of the employee commences, or if there is no such disability, when the medical treatment commences.

                   The terms "Occupation Disease" and "Cumulative
                   Trauma" as used in this Agreement will be as defined by applicable state statutes, regulations, or Federal Law.

LOSS               Loss expense included within the ultimate net loss in
EXPENSES:          satisfying Retention and Limit hereon.

                   "Loss expense" will mean expense assignable to the investigation, defense, and settlement of specific claims, including litigation expense, interest on judgments, staff counsel expense, and declaratory judgment expense, but not including salaries and benefits of the Company's directors, officers, and employees, nor the Company's office expenses, overhead, and other fixed expenses of the Company. Any expenses paid to a company that is part of or affiliated with the Company, or to an economically-related enterprise, or to any enterprise which has common ownership with a company or affiliate of the Company, will not be included in loss expense. Any commission or other compensation paid to the Company by a company providing service on the business subject to this Agreement will be deducted from the allowable loss expense hereunder.

PREMIUM           FIRST EXCESS
AND
REMITTANCES:      Rate:  [Redacted]% GNEP, payable monthly as earned.


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                   SECOND EXCESS

                   Rate: [Redacted]% GNEP, payable monthly as earned.

                   Monthly bordereaux within 45 days of the end of each month of premiums and losses; loss bordereaux to delineate claims for occupational disease, cumulative trauma, employers liability, extra contractual obligations, and excess limits liability claims. Bordeaux to include GNEP associated with class codes with a "D" or "E" modifier. Settlement with bordereaux if balance is due the Reinsurer; if balance is due the Company, settlement due from the Reinsurer within 15 days after receipt of bordereaux.

ESTIMATED
SUBJECT
PREMIUM:           $162,500,000 - First twelve-months
                   $162,500,000 - Second twelve-months

ORIGINAL           The liability of the Reinsurer will be subject in all
CONDITIONS:        respects to the same interpretations, terms, conditions,
                   waivers, modifications, and alterations, as the respective policies of the Company to which this Agreement relates.
                   However, in no event will this be construed in any way to provide coverage outside the terms and conditions set forth in this Agreement.

                   The Company will be the sole judge as to what will constitute a claim or loss covered under the Company's policy and as to the Company's liability thereunder and will, at its sole discretion, adjust, settle, or compromise all claims and losses. All such adjustments, settlements, or compromises will be unconditionally binding on the Reinsurer in proportion to its participation, provided they are within the terms and conditions of this Agreement. The Company will, likewise, at its sole discretion, commence, continue, defend, or withdraw from actions, suits, or proceedings and generally handle all matters related to all claims and losses, and all payments made and costs and expenses incurred in connection therewith or taking legal advice therefor will be shared by the Reinsurer.

                   When so requested, however, the Company will afford the Reinsurer, at the Reinsurer's own expense, an opportunity to be associated with the Company in the defense of any claim, suit, or


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                   proceeding involving this Agreement, and the
                   Company and the Reinsurer will cooperate in every respect in such defense.


OTHER              Access to Records Clause
PROVISIONS:        Aon Re Inc. Intermediary Clause
                   Arbitration Clause
                   Currency (U.S. Dollars) Clause
                   Delays, Errors, or Omissions Clause
                   90% ECO/90% ELL (counsel and concur) - included
                      within ultimate net loss
                   Entire Agreement and Amendments Clause
                   Insolvency Clause
                   Loss Notices and Settlements Clause
                   Net Retained Liability Clause
                   Salvage and Subrogation Clause
                   Offset Clause
                   Tax Clause
                   Ultimate Net Loss Clause -- UNL to include any
                     deductible under the insured's policy


    *               *                 *                 *                *


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We ask that you review the terms and conditions set forth hereon. Assuming that you find everything in order, please indicate your acceptance and approval by signing and returning one (1) copy of this Placement Slip to Aon Re Inc., 201 California Street, Suite 900, San Francisco, California 94111.



REINSURER:  RELIANCE INSURANCE COMPANY_________________________________________

                 FIRST LAYER

SIGNED LINE:  75% BEING  $30,000_______________________________________________

                 SECOND LAYER

SIGNED LINE:  100% BEING $200,000______________________________________________

ACCEPTED AND
APPROVED BY:  /s/ JAMES A. FOWLER________________  DATED: January 11,1999 _____




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                                   EXCLUSIONS

         No reinsurance indemnity will be afforded under this Agreement for:

         A. Loss arising out of operations employing the process of nuclear fission or fusion or handling radioactive material, which operations include but are not limited to:

                  1. The use of nuclear reactors such as atomic piles, particle accelerators, or generators, or

                  2. The use, handling, or transportation of radioactive materials, or

                  3. The use, handling, or transportation of any weapon of war or explosive device employing nuclear fission or fusion.

                  Subsections 1., 2., and 3. above do not apply to:

                  a. The exclusive use of particle accelerators incidental to ordinary industrial or educational research pursuits, or

                  b. The exclusive use, handling, or transportation of radioisotopes for medical or industrial use, or

                  c.       Radium or radium compounds.

                  The term "any weapon of war or explosive device employing nuclear fission or fusion" will not apply to a device not equipped for intended explosive purposes, which employs nuclear fission or fusion for propulsion only.

         B. Class code with a "D" or "E" modifier (except on an incidental basis, i.e., less than 20% of total book).

         C.       Class code nos. 1164 and 1165.

         D.       Second Injury Funds or Residual Market Assessments.

         E.       Jones Act.

         F.       Loss Portfolio Transfers.

         G.       Insolvency Funds.

         H.       Aggregate Excess Workers' Compensation Policies.


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         I.       Liability assumed by the Company under any form of treaty or facultative reinsurance, however, this exclusion does not apply to policies written by another carrier at the Company's request and reinsured 100% by the Company.

The above Exclusions (other than Exclusion A, C, D, E, F, G, and H) will not apply when they are merely incidental to the main operations of the insured provided such main operations are covered by the Company and are not themselves excluded from the scope of this Agreement. The Company will be the sole judge (except as respects exclusion B) as to what constitutes "incidental." Furthermore, should any judicial, regulatory, or legislative entity having jurisdiction invalidate any exclusion of the Company's policy, any amount of loss for which the Company would not be liable except for such invalidation will not be subject to the Exclusions hereunder.

Should the Company, by reason of an inadvertent act, error, or omission, be bound to afford coverage excluded hereunder or should an existing insured extend its operations to include coverage excluded hereunder, the Reinsurer will waive the exclusion(s) with the exception of Exclusion A, C, D, E, F, G, and H. The duration of said waiver will not extend beyond the time that notice of such coverage has been received by the responsible underwriting authority of the Company plus the minimum time period required thereafter for the Company to terminate such coverage.

The Company may submit in writing to the Reinsurer, for special acceptance hereunder, business not covered by this Agreement. If said business is accepted in writing by the Reinsurer, it will be subject to the terms of this Agreement, except as such terms are modified by such acceptance. Any special acceptance business covered under the reinsurance Agreement being replaced by this Agreement will be automatically covered hereunder. Further, should Reinsurers become a party to this Agreement subsequent to the acceptance of any business not normally covered hereunder, they will automatically accept same as being a part of this Agreement.


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                                ACCESS TO RECORDS

         The Reinsurer or its duly-accredited representatives will have the right, upon prior notice to the Company, to inspect the books and records of the Company relating to the subject matter of this Agreement at all reasonable times while this Agreement is in force and subsequent to its termination so long as any claim or premium matters remain outstanding.

         The inspecting party will have the right, at its own expense, to make copies of any relevant information in the Company's files. At the conclusion of the inspection the inspecting party will meet with and discuss the review with the Company and will provide a written report of its findings.

         All non-public information provided in the course of the inspection will be kept confidential by the Reinsurer as against third parties, except as respects any obligation to do so by law or contract to retrocessionaires of the Reinsurer, to counsel retained by the Reinsurer, or to external accounting or compliance auditors.


                                   DEFINITIONS

         "Ultimate net loss" will mean the actual loss or losses paid or payable by the Company under its policies, after deduction of all salvages and recoveries that are actually received, and inuring reinsurance whether recoverable or not. Ultimate net loss will be inclusive of loss expense, any deductible under the insureds' policies, and 90% of any claims-related extra contractual obligations and excess limits liability. All salvages, recoveries, or reinsurance received subsequent to any loss settlement hereunder will be applied as if received prior to the settlement, and all necessary adjustments will be made by the parties hereto. Nothing in this definition, however, should be construed to mean that losses under this Agreement are not recoverable until the Company's ultimate net loss has been ascertained. In the event a verdict or judgment is reduced by an appeal or a settlement, subsequent to the entry of the judgment, however, resulting in an ultimate saving on such verdict or judgment, or a judgment is reversed outright, the loss expense incurred in securing such final reduction or reversal will be prorated between the Reinsurer and the Company in the proportion that each benefits from such reduction or reversal.

         "Declaratory judgment expense" will mean all expenses incurred by the Company in connection with declaratory judgment actions brought to determine the Company's defense and indemnification obligations that are allocable to specific policies and claims subject to this Agreement. Declaratory judgment expense will be deemed to have been fully incurred by the Company on the date of the actual or alleged loss giving rise to the action under the Company's policy.


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                                     OFFSET

         The Company and each Reinsurer hereunder may offset any paid claims against ceded premiums due from one party to the other under this Agreement or any other agreement entered into between them.













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